Exhibit 33.1

AMENDMENT

To the

TERM LOAN AND SECURITY AGREEMENT

dated February 15, 2008

By and between

NEW WORLD BRANDS, INC.,

as Borrower

and

TELES AG INFORMATIONSTECHNOLOGIEN;

as Lender

Dated March 30, 2009

THIS AMENDMENT TO THE TERM LOAN AND SECURITY AGREEMENT is entered into as of March 30, 2009 (this “Amendment”), between NEW WORLD BRANDS, INC. a Delaware corporation (“Borrower”), and TELES AG INFORMATIONSTECHNOLOGIEN, a German corporation (“Lender”).

WHEREAS, Borrower and Lender entered into a Term Loan and Security Agreement dated February 15, 2008 (the “Term Loan”); and

WHEREAS, pursuant to Article VIII of the Term Loan, Borrower and Lender agreed on certain financial covenants of the Borrower (the “Covenants”); and

WHEREAS, Borrower and Lender are aware of the current challenges in terms of recovering the carrier business of the Borrower which results into temporary additional losses of the Borrower; and

WHEREAS, Borrower and Lender whish to modify temporarily certain provisions of the Covenants correspondingly, as set out hereinafter;

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE I                                               MODIFICATION OF SECTION 8.1 CURRENT RATIO

Section 8.1 of the Term Loan shall be replaced by the following:

“8.1        Current Ratio.  Borrower shall cause to be maintained on a consolidated basis a ratio of current assets to current liabilities of not less than 1.1 to 1.”

ARTICLE II                                           MODIFICATION OF SECTION 8.2 DEBT TO WORTH RATIO

Section 8.1 of the Term Loan shall be replaced by the following:

“8.2        Debt to Worth Ratio.  Borrower shall cause to be maintained on a consolidated basis a ratio of total Indebtedness (excluding the current portion of Subordinated Debt) to Tangible Net Worth of not greater than 15.00 to 1.00.”

ARTICLE III                                       OTHER TERMS OF THE AGREEMENT

Save as amended herein, the Term Loan remains in full force and effect in accordance with its terms.

ARTICLE IV                                      DURATION OF VALIDITY OF MODIFICATIONS

The modifications as contemplated in Article I and Article II shall enter into force with the date of the signature of both parties and shall automatically expire on September 30, 2009. From thereon the original provisions of the Term Loan dated February 15, 2008 shall apply.

ARTICLE V                                          GOVERNING LAW; JURISDICTION; VENUE

This Amendment and the rights and obligations of the parties and all matters arising hereunder or related hereto, shall be governed by and construed and interpreted in accordance with the laws of the State New York. Any legal action or proceeding with respect to this Amendment shall be brought in the courts of the State of New York or of the United States District Court for the Southern District of New York, and, by execution and delivery of this Amendment, Borrower and Lender hereby irrevocably accept for themselves and in respect of their property, generally and unconditionally, the nonexclusive jurisdiction of such courts.  Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a party hereto in any other jurisdiction.

BORROWER:	NEW WORLD BRANDS, INC.

By:
Name:
Title:
340 W. 5th Avenue
Eugene, Oregon 97401

Date:

LENDER:	TELES AG INFORMATIONSTECHNOLOGIEN

By:
Name:
Title:
Ernst-Reuter-Platz 8
D-10587 Berlin, Germany

Date:

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